                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
     / / Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

                         Panhandle Eastern Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
(Set forth the amount on which the filing fee is calculated and state how it was determined.)

                           [PANHANDLE EASTERN LOGO]


                                                                  March 13, 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Panhandle Eastern Corporation, on Wednesday, April 26, 1995, at 10:00 a.m., at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas.

     Information about the business of the meeting is set forth in the formal meeting notice and the Proxy Statement on the following pages. In addition, I will discuss the general operations of the Company, described in the Company's 1994 Annual Report to Stockholders, and stockholders will be offered an opportunity to ask questions.

     We encourage you to participate in this year's Annual Meeting in person or by mailing your proxy. Regardless of the number of shares you hold, your participation and representation in the Company's affairs is important. Therefore, even if you cannot attend the meeting, please return your proxy to the Company as soon as possible. To vote, simply place an "X" in the appropriate box on the enclosed form of proxy, sign and date it, and mail it in the self-addressed, postage-paid return envelope.

                                         Sincerely,

                                             /s/  DENNIS HENDRIX
                                         ---------------------------------
                                                  DENNIS HENDRIX
                                                   Chairman and
                                               Chief Executive Officer

                           [PANHANDLE EASTERN LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1995

To the Stockholders of Panhandle Eastern Corporation:

     The 1995 Annual Meeting of Stockholders of Panhandle Eastern Corporation will be held at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, on Wednesday, April 26, 1995, at 10:00 a.m., for the purposes of:

          1. Electing four Directors, constituting the 1995 Class of the Company's Board of Directors, for terms of three years, each to hold office until the 1998 Annual Meeting or until a successor shall have been elected and shall have qualified; and,

          2. Transacting such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Stockholders of record on February 28, 1995, are entitled to receive notice of, and to vote at, the meeting or any adjournment or adjournments thereof. The transfer books of the Company will not be closed. The list showing stockholders entitled to vote at the meeting will be located in the office of the Secretary at the Company's headquarters, 5400 Westheimer Court, Houston, Texas, for examination for at least 10 days prior to the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                               /s/  ROBERT W. REED
                                       ---------------------------------------
                                                    ROBERT W. REED
                                                       Secretary

Dated: March 13, 1995
Houston, Texas

                           [PANHANDLE EASTERN LOGO]


                               PROXY STATEMENT

                           ------------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 26, 1995

                           ------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Panhandle Eastern Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 26, 1995, at 10:00 a.m., at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting. Business at the Annual Meeting is limited to matters properly brought before the meeting.

     Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the Meeting. A stockholder may revoke a proxy at any time prior to the Annual Meeting by giving written notice of such revocation addressed to the Secretary of the Company, P.O. Box 1642, Houston, Texas 77251-1642. Also, a stockholder may attend the Annual Meeting and vote in person, whether or not such stockholder has previously given a proxy. Proxy material is being mailed to stockholders on or about March 13, 1995.

     On February 28, 1995, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding 149,181,970 shares of Common Stock, par value $1.00 per share (the "Common Stock"). Each of such shares is entitled to one vote at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting. The holders of a majority of the shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. All elections will be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes FOR the election of the nominees for Director. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The cost of preparing, assembling, and mailing the material in connection with the solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers and other employees of the Company personally, by telephone, or other means. To assist in the solicitation of proxies, the Company has engaged Corporate Investor Communications, Inc., for approximately $9,500. The Company will also request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material and Annual Report to beneficial owners of Common Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

STOCKHOLDER PROPOSALS

     The Company knows of no proposals to be considered at the Annual Meeting other than those set forth in the Notice of Annual Meeting. Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 1996 Annual Meeting if they are received by the Secretary of the Company no later than November 13, 1995 at the address set forth above.

A. ELECTION OF DIRECTORS

     Currently, the Board of Directors consists of 12 Directors (nine of whom are not employed by the Company) and three Advisory Directors (none of whom is employed by the Company). In accordance with the Company's By-Laws, the Directors have been divided into three Classes of approximately equal size, with staggered terms in office. At each Annual Meeting, Directors constituting one Class are elected for three-year terms. Each Class is designated by the year in which its current term ends. At this year's Meeting, the members of the 1995 Class of Directors, Charles W. Duncan, Jr., Harry E. Ekblom, Dennis R. Hendrix and Ralph S. O'Connor, have been nominated for re-election. If re-elected, they will hold office until the 1998 Annual Meeting or until successors shall have been elected and shall have qualified. The terms of the Directors constituting the other two Classes will continue as indicated below.

     The proxy holders named on the proxy card will vote FOR the election of the nominees listed below, unless otherwise instructed on proxy cards that have been signed or returned. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card. If any of these nominees should be unable to serve, the proxies will be voted by the proxy holders for the election of such other person as they shall determine, in accordance with their judgment.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS (1995 CLASS)

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1995
           ----                     -----------------------------------
Charles W. Duncan, Jr......  Age 69. Engaged in private investments in Houston,
                             Texas, since 1981. Deputy Secretary of the United States Department of Defense, January 1977 to August 1979; Secretary of the United States Department of Energy, August 1979 until January 1981. Director of Texas Eastern Corporation ("TEC"), a subsidiary of the Company, from 1981 until 1989. Director of the Company since 1990. Director of American Express Company, The Coca-Cola Company, Chemical Banking Corporation, Newfield Exploration Company, Texas Commerce Bancshares, Inc., and United Technologies Corporation.

Harry E. Ekblom............  Age 67. Vice Chairman of A. T. Hudson & Co., Inc.,
                             Oradell, New Jersey, a management consulting firm, since 1985, and, since January 1984, President of Harry E. Ekblom & Co., Inc., Ridgewood, New Jersey, a financial consulting firm. Director of the Company since 1971. Director of Harris & Harris Group, Inc., and The Commercial Bank of New York.

Dennis R. Hendrix..........  Age 55. Chairman of the Board and Chief Executive
                             Officer of the Company since November 1990.
                             President of the Company from November 1990 to December 1993. President of TEC, November 1985 through December 1989, and Chief Executive Officer from June 1987 to July 1989. Director since November 1990, Chairman of the Board from November 1990 to January 1994 and Chief Executive Officer from November 1990 to April 1991, of Panhandle Eastern Pipe Line Company ("PEPL"). Director since November 1990, Chairman of the Board and President from November 1990 to January 1994 and Chief Executive Officer from November 1990 to April 1991, of Texas Eastern Transmission Corporation ("TETCO"). PEPL and TETCO are subsidiaries of the Company. Director of Texas Commerce Bancshares, Inc.

Ralph S. O'Connor..........  Age 69. For more than five years, principally engaged in investments as Chairman and Chief
                             Executive Officer of Ralph S. O'Connor &
                             Associates, Houston, Texas. Member of the Board of Directors of TEC from 1963 until 1989. Director of the Company since 1991. Director of First City Bancorporation of Texas, Inc.

INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1995
           ----                     -----------------------------------
1996 CLASS

Milton Carroll.............  Age 45. Chairman, President, and Chief Executive
                             Officer of Instrument Products, Inc., Houston, Texas, a manufacturer of oilfield tools and other precision products, since 1977. Director of the Company since 1993. Director of the Federal Reserve Bank of Dallas, Houston Industries, Inc., Houston Lighting & Power Co., and Houston Endowment, Inc.

Robert Cizik...............  Age 64. Chairman of the Board and Chief Executive
                             Officer of Cooper Industries, Inc. ("Cooper"), Houston, Texas, a diversified, international manufacturing company, since 1983. From 1975 to 1983, President and Chief Executive Officer of Cooper. Director of TEC from April 1988 until July 1989. Director of the Company since 1991. Director of Cooper, Temple-Inland, Inc., Harris Corporation, and Air Products and Chemicals, Inc.

Harold S. Hook.............  Age 64. Chairman and Chief Executive Officer of
                             American General Corporation ("American General"), Houston, Texas, an insurance-based, diversified financial services organization, for more than five years. Member of the Board of Directors of TEC from April 1989 through July 1989. Director of the Company since 1978. Director of American General, American General Finance, Inc., Chemical Banking Corporation, Chemical Bank, Cooper, Sprint Corporation, and Texas Commerce Bancshares, Inc.

Leo E. Linbeck, Jr.........  Age 61. Since 1990, Chairman, President and Chief
                             Executive Officer of Linbeck Corporation, Houston, Texas, a holding company of five construction firms, and, since 1975, Chairman, President, and Chief Executive Officer of Linbeck Construction Corporation, Houston, Texas, a construction management and general construction firm. Director of the Company since 1986. Director of twenty-four investment funds managed by John Hancock Advisers, Inc., and of Daniel Industries, Inc.

1997 CLASS

Paul M. Anderson...........  Age 50. President of the Company since December
                             1993 and Director of the Company since December 1992. Executive Vice President of the Company from March 1991 to December 1993. President and Chief Executive Officer from April 1991 to January 1994, Director of PEPL since 1991, and Chairman of the Board since January 1994. Director of TETCO since April 1991 and Chairman of the Board since January 1994. Vice President, Finance and Chief Financial Officer, Inland Steel Industries Inc., 1990-1991. Senior Vice President, TEC, 1987-1989. Director of Temple-Inland, Inc.

William T. Esrey...........  Age 55. Chairman and Chief Executive Officer of
                             Sprint Corporation ("Sprint"), Westwood, Kansas, a diversified telecommunications holding company, since April 1990. President and Chief Executive Officer of Sprint from April 1985 to April 1990. Director of the Company since 1985. Director of Sprint, Equitable Life Assurance Society of the United States, Boettcher Venture Capital Partners, L.P., and General Mills, Inc.

Ann Maynard Gray...........  Age 50. Since 1991, President, Diversified
                             Publishing Group of Capital Cities/ABC, Inc., New York, New York, involved in television, radio, and publishing, and Corporate Vice President since 1986. Senior Vice

           NAME                      BUSINESS EXPERIENCE AND AGE IN 1995
           ----                      -----------------------------------
                             President -- Finance, ABC Television Network from 1988 to 1991. Director of the Company since 1994. Director of Cyprus Amax Minerals Company.

George L. Mazanec..........  Age 59. Vice Chairman of the Board of Directors of
                             the Company since December 1993 and a Director since December 1992. Executive Vice President of the Company from March 1991 to December 1993. Director since January 1990, Vice Chairman of the Board since January 1994, and President and Chief Executive Officer from January 1991 to January 1994, of TETCO. Director of PEPL since January 1990 and Vice Chairman of the Board of PEPL since January 1994. From 1989 to 1991, Group Vice President of the Company. Director of Associated Electric and Gas Insurance Services.

B. ADDITIONAL INFORMATION

INFORMATION REGARDING ADVISORY DIRECTORS

     In January 1995, the Board elected three Advisory Directors to one-year terms. Mr. Max R. Lents was elected to his eleventh term and Senator Lloyd M. Bentsen and Mr. Cortland S. Dietler were elected to their initial terms. An Advisory Director has no voting rights but attends meetings of the Board and certain Board committees in an advisory capacity. Information regarding the Advisory Directors is as follows:

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1995
           ----                     -----------------------------------
Lloyd M. Bentsen...........  Age 74. Shareholder of the law firm of Verner,
                             Liipfert, Bernhard, McPherson and Hand, Houston, Texas. United States Senator from Texas from 1971 to 1993. Secretary of the Treasury of the United States from January 1993 to December 1994. Advisory Director of the Company since January 1995. Director of AEA Investors, Inc., IVAX Corporation, American International Group, and Mitchell Energy and Development Corporation.

Cortland S. Dietler........  Age 74. Until the December 1994 merger with the
                             Company, Chairman of the Board of Associated
                             Natural Gas Corporation, Denver, Colorado, a marketer, gatherer, and processor of natural gas, for more than five years. Advisory Director of the Company since January 1995.

Max R. Lents...............  Age 80. Director and former Chairman of the Board of Miller and Lents, Ltd., an independent oil and gas consulting firm, Houston, Texas, for more than five years. Director of the Company from May 1981 to July 1982 and from November 1983 to January 1985 and Advisory Director since January 1985. Director of Petrolite Corporation.

MEETINGS OF THE BOARD AND ITS COMMITTEES

     During 1994, the Board met seven times. Each Director attended at least 75 percent of the aggregate of the Board meetings and the meetings of Board committees on which he or she served.

     At its annual organization meeting in April 1994, the Board amended its committee structure, reorganizing several committees, establishing certain new committees, and reconstituting the membership of each committee. The Board's committees now are the Audit Committee, the Compensation & Organization Committee ("Compensation Committee"), the Committee on Directors, the Executive Committee, the Finance Committee and the Public Responsibilities Committee. With the exception of the Executive Committee, all Committees are composed solely of Nonemployee Directors.

     Mr. Cizik is Chairman, and Ms. Gray and Messrs. Carroll, Hook, Lents, O'Connor, and Dietler, are members, of the Audit Committee. The Audit Committee recommends the appointment of independent auditors and reviews with them the plan, scope, and results of their audit and monitors their fees for audit and other services; reviews the recommendations resulting from such audit and management responses thereto; and reviews the Company's accounting principles, policies, internal accounting controls, and the internal auditing department plans and procedures. The Audit Committee also reviews the Company's annual financial statements and recommends accounting and internal auditing policies which, in its judgment, should receive the attention of the Board. The Audit Committee met two times in 1994.

     Mr. Duncan is Chairman of the Compensation Committee (which prior to April 1994 was named the Compensation/Organization/Nomination Committee) and Messrs. Cizik, Ekblom, Esrey, Linbeck and O'Connor are members. The Compensation Committee establishes the compensation policies for the Chief Executive Officer and other senior officers; approves the salaries and certain remuneration arrangements of senior officers; recommends the adoption of compensation plans in which officers and certain key employees are eligible to participate; and recommends awards pursuant thereto, including bonuses, stock option grants, and other awards. It acts on management recommendations for the election of officers, recommends the election of a Chief Executive Officer when appropriate, and reviews management succession plans. The Compensation Committee met four times in 1994.

     The Committee on Directors was established in April 1994. Mr. Esrey is Chairman of the Committee and Messrs. Carroll, Cizik, Dietler, Duncan, Ekblom and Hook are members. The Committee on Directors identifies and recommends candidates to fill Board vacancies and considers nominees for election as Directors at the Annual Meeting; considers the removal of Directors; reviews the Board's retirement policy and policies pertaining to Board membership; advises the Board on matters pertaining to Board tenure and compensation; and considers and makes recommendations pertaining to corporate governance matters. In addition, the Committee on Directors will consider stockholders' suggestions of nominees for Director that are submitted in writing to it, in care of the Secretary of the Company. The Committee on Directors met once in 1994.

     The Finance Committee, the successor to the Pension and Benefits Plan Committee, is chaired by Mr. Hook and the members are Ms. Gray, Senator Bentsen, and Messrs. Duncan, Ekblom, Linbeck and Lents. The Finance Committee reviews the Company's financial needs and approves its financing plans, represents the Board in discharging its administrative responsibilities with respect to employee benefit plans, reviews the performance of the investment managers of the Retirement Income Plan of Panhandle Eastern Corporation and Participating Affiliates ("Retirement Income Plan"), monitors the Company's risk management activities, and reviews the Board's dividend policy. The Finance Committee met once in 1994.

     Mr. Linbeck is Chairman, and Senator Bentsen, Messrs. Carroll, Esrey, Lents, and O'Connor and Ms. Gray are members, of the Public Responsibilities Committee, which was established in April 1994. This Committee reviews and considers the Company's policies and practices related to public issues important to the Company and the industry, including: safety; environmental affairs; governmental relations; community relations; employee participation in civic and charitable affairs; civic, charitable, and philanthropic contributions; and equal opportunity policies and programs. The Public Responsibilities Committee met twice in 1994.

     Mr. Hendrix is Chairman, and Senator Bentsen and Messrs. Anderson, Carroll, Cizik, Duncan, Hook, Lents, Linbeck, Mazanec and O'Connor are members, of the Executive Committee, which reviews and, where appropriate, authorizes corporate action with respect to, the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board for review and ratification at the next meeting. The Executive Committee did not meet in 1994.

SECURITY OWNERSHIP OF MANAGEMENT

     As of December 31, 1994, all Directors and executive officers of the Company as a group owned beneficially, or had the right to acquire within 60 days of December 31, 1994, under the 1982 Key Employee Stock Option Plan, as amended (the "1982 Plan"), the 1989 Nonemployee Directors Stock Option Plan (the "1989 Plan"), the 1990 Long Term Incentive Plan (the "1990 LTIP"), and the 1994 Long Term Incentive Plan (the "1994 LTIP"), less than 1 percent of the presently issued and outstanding Common Stock.

     The following table shows the number of shares of Common Stock beneficially owned as of December 31, 1994, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each executive officer of the Company named in the Summary Compensation Table on page 10 ("Named Executive Officers"), and all Directors and executive officers of the Company as a group.

                                                                               NUMBER
                                                               NUMBER            OF
                                                                 OF            SHARES
                                                               SHARES          WHICH
                                                             BENEFICIALLY      MAY BE
                                                               OWNED(1)      ACQUIRED(2)
                                                             ------------    -----------
        Paul M. Anderson....................................    25,109         110,133
        Milton Carroll......................................       500           5,000
        Robert Cizik........................................     1,322           7,000
        Charles W. Duncan, Jr...............................     7,767(3)        8,000
        Harry E. Ekblom.....................................     7,276(4)        9,000
        William T. Esrey....................................     2,500           9,000
        Ann Maynard Gray....................................       500              --
        Dennis R. Hendrix...................................   389,000              --
        James B. Hipple.....................................    11,293(5)       17,924
        Harold S. Hook......................................     5,600           9,000
        Carl B. King........................................    30,268          21,667
        Leo E. Linbeck, Jr..................................     1,208           9,000
        George L. Mazanec...................................    31,199         110,219
        Ralph S. O'Connor...................................    34,502(6)        7,000
        All Directors, nominees for Director, and twelve
          executive officers as a group, including those
          named above.......................................   626,846         442,495

- ---------------

(1) Included are beneficially owned and undistributed shares of Common Stock held as of December 31, 1994, in the Panhandle Eastern Corporation Dividend Reinvestment and Stock Purchase Plan and shares held as of December 31, 1994, in, and allocable to the individual under, the Employees' Savings Plan of Panhandle Eastern Corporation and Participating Affiliates.

(2) Shares of Common Stock which the Directors or executive officers of the Company have the right to acquire, within 60 days of December 31, 1994, pursuant to options outstanding under the 1982 Plan, the 1989 Plan, the 1990 LTIP, and the 1994 LTIP. Nonemployee Directors do not participate in the 1982 Plan, the 1990 LTIP, or the 1994 LTIP and Employee Directors do not participate in the 1989 Plan.

(3) Includes 4,531 shares held by Duncan Investors, Ltd., a partnership in which Mr. Duncan is a limited and general partner.

(4) Includes 3,000 shares held by Mrs. Ekblom.

(5) Includes 48 shares held by Mrs. Hipple.

(6) Includes 4,502 shares of Common Stock held by three trusts of which Mr. O'Connor is co-trustee. Mr. O'Connor disclaims beneficial ownership of all such shares.

     Texas Eastern Products Pipeline Company, a wholly owned subsidiary of the Company, is the general partner of TEPPCO Partners, L.P. ("TEPPCO"), a publicly traded master limited partnership. The following table shows the number of units of limited partnership interests in TEPPCO beneficially owned as of December 31, 1994, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each of the Named Executive Officers, and all Directors and executive officers of the Company as a group. As of December 31, 1994, the percentage of units beneficially owned by all Directors and executive officers as a group does not exceed 1 percent of the presently issued and outstanding units.

                                                                                   NUMBER
                                                                                     OF
                                                                   NUMBER           UNITS
                                                                     OF             WHICH
                                                                   UNITS             MAY
                                                                BENEFICIALLY         BE
                                                                   OWNED           ACQUIRED
                                                                   ------          --------
        Paul M. Anderson........................................    1,000           --
        Milton Carroll..........................................       --           --
        Robert Cizik............................................       --           --
        Charles W. Duncan, Jr. .................................       --           --
        Harry E. Ekblom.........................................       --           --
        William T. Esrey........................................       --           --
        Ann Maynard Gray........................................       --           --
        Dennis R. Hendrix.......................................   10,000           --
        James B. Hipple.........................................    1,000           --
        Harold S. Hook..........................................    2,000           --
        Carl B. King............................................       --           --
        Leo E. Linbeck, Jr. ....................................       --           --
        George L. Mazanec.......................................    1,000           --
        Ralph S. O'Connor.......................................    1,000           --
        All Directors, nominees for Director, and twelve
          executive officers as a group, including those named
          above.................................................   18,000           --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock held by beneficial owners of more than 5 percent of the Common Stock as of December 31, 1994, and the percentage of the total outstanding shares of Common Stock as of that date.

                                                                NUMBER            PERCENT
                                                                  OF                 OF
                                                                SHARES          OUTSTANDING
                          NAME AND ADDRESS                   BENEFICIALLY          SHARES
                        OF BENEFICIAL OWNER                     OWNED              OWNED
        ----------------------------------------------------   --------           -------
        Sonatrach Petroleum Investment Corp., B.V.
        Sloterkade 138D
        1058 HM Amsterdam, The Netherlands..................   7,700,000          5.16
        Employees' Savings Plan of
        Panhandle Eastern Corporation and Participating
          Affiliates
        5400 Westheimer Ct.,
        Houston, Texas 77056................................   9,665,691          6.48

     Sonatrach Petroleum Investment Corp., B.V., is a Dutch corporation owned by two shareholders: Sonatrach (the national oil and gas company of Algeria), which owns a 99.9 percent interest, and Banque Algerienne du Commerce Exterieur ("BACE"), a Swiss bank, which owns a 0.1 percent interest. The principal executive offices of Sonatrach are located at 10, Rue du Sahara, Hydra, Algiers (Algeria), and the principal executive offices of BACE are located at Schutzengasse 4, Postfach, 8023 Zurich, Switzerland. Sonatrach and BACE are wholly owned by the government of Algeria.

     The Company and Sonatrach, directly and through subsidiaries, are parties to agreements entered into in 1987 providing for the importation of liquefied natural gas ("LNG") over a period of up to 20 years at volumes and prices and upon other terms to be agreed upon from time to time. The agreements provide that if LNG is purchased by the Company from Sonatrach, Sonatrach will receive an f.o.b. payment equal to approximately 63 percent of the average gross selling price of an equivalent quantity of regasified LNG, with the Company receiving the balance. For the year ended December 31, 1994, payments to Sonatrach under this program for LNG and shipping were approximately $30.6 million.

     Employees' Savings Plan of Panhandle Eastern Corporation and Participating Affiliates("ESP"), holds shares of Common Stock for the account of participants, who are employees of the Company and participating affiliates. Generally, the ESP passes through to participants the right to direct the voting of shares of Common Stock allocable to their accounts and to direct the tender of such shares in response to a tender or exchange offer for Common Stock. The ESP is administered by an administrative committee whose members are H. D. Church, Senior Vice President of TETCO; Paul F. Ferguson, Jr., Vice President, Finance and Accounting, and Treasurer of the Company; D. R. Hennig, Vice President of PEPL, TETCO, and Trunkline; James B. Hipple, Senior Vice President and Chief Financial Officer of the Company; Theopolis Holeman, Vice President of PEPL; Sandra P. Meyer, Vice President and Controller of the Company; Michael J. Bradley, Vice President of Centana Energy Corporation, a subsidiary of the Company; and J. F. Rogers, General Manager, Administration, of Algonquin.

COMPENSATION OF DIRECTORS

     Directors who also are employees of the Company (Messrs. Anderson, Hendrix, and Mazanec) receive no fees for their service as Directors or for attendance at Board and Committee meetings. Nonemployee Directors and Advisory Directors receive an annual retainer fee of $30,000, and $1,000 for each Board meeting and each Committee meeting attended. Nonemployee Committee Chairmen receive an additional annual retainer of $4,000. Nonemployee Directors and Advisory Directors are reimbursed for expenses incurred in attending Board and Committee meetings.

     In addition to the foregoing, the Company maintains, or formerly maintained, the following plans for Nonemployee Directors:

          1. The 1982 Directors' Deferred Compensation Plan permits Nonemployee Directors to elect, on a year-to-year basis, to defer either 50 percent or 100 percent of their Directors' fees. As amended in January 1995, the annual interest rate applicable to deferred amounts is equal to Moody's seasoned Baa Corporate Bond Yield Index for the week ending with the final Friday of the previous November, as reported in the Federal Reserve statistical release No. 15 or its successor. Amounts accrued are payable either in a lump sum or over a period of five or 10 years, as elected by the Nonemployee Director, commencing on January 15th of the year next succeeding the year in which the Nonemployee Director either ceases to be a Director or upon the attainment of the age the Nonemployee Director previously elected. For the year ended December 31, 1994, amounts deferred under this Plan and interest accrued relative to such deferrals were $184,194.98 for the five participating Nonemployee Directors as a group.

          2. The 1989 Nonemployee Directors' Stock Option Plan ("1989 Plan") provides for the granting of non-qualified options for the purchase of shares of Common Stock to each Nonemployee Director, other than an Advisory Director. Stock appreciation rights ("SARs") are not permitted. All options are granted at the fair market value of the Common Stock on the date of grant. On May 1, 1989, each Nonemployee Director was granted an option to purchase 5,000 shares of Common Stock, and any new Nonemployee Director is granted an option to purchase 5,000 shares of Common Stock effective on the May 1 next following election to the Board. Additional options to purchase 1,000 shares of Common Stock are granted to each Nonemployee Director on May 1 of each year, through and including May 1, 1998. On May 1, 1994, options to purchase a total of 13,000 shares of Common Stock were granted under the 1989 Plan at an exercise price of $20.00 per share. Options granted under the 1989 Plan become exercisable one year from the date of grant and expire on the tenth anniversary of the date of grant.

     Accordingly, the options granted on May 1, 1994, are not reflected in the table on page 6 hereof. No options were exercised during 1994 under the 1989 Plan.

          3. The Nonemployee Directors' Retirement Plan provides an annual unfunded retirement benefit for each Nonemployee Director of the Company upon the later to occur of the Director's retirement date or the attainment of age 65. A retired Nonemployee Director with 10 years or more of service on the Board will receive annually for life (a guaranteed minimum of 10 years) an amount equal to 60 percent of the annual retainer fee in effect on the Director's retirement date. For a Nonemployee Director retiring with less than 10 years of service, the annual benefit accrues at a rate of 6 percent of the annual retainer fee in effect on the Director's retirement date for each year of service, not to exceed a total of 60 percent of such annual retainer fee. In the event of a "change of control" (as defined), a Nonemployee Director shall be deemed to have served as such until the earlier of the tenth anniversary of the Director's service on the Board or attainment of age 70. There are also certain pre-retirement supplemental death benefits provided under this plan.

          4. At the time it was acquired by the Company in 1989, TEC maintained an unfunded plan, the TEC Directors' Retirement Plan, which provided an annual benefit payable for 10 years following a Nonemployee Director's retirement from active service on the TEC Board of Directors. Upon the Nonemployee Director's death following retirement, any unpaid installments will be paid to the named beneficiary. Under this plan, Messrs. Duncan and O'Connor have vested rights to annual benefits of $18,000 commencing January 1, 1999.

          5. The Directors' Deferred Compensation Plan of Panhandle Eastern Corporation ("Nonemployee Directors' Plan") was available until December 31, 1986, to Nonemployee Directors and permitted deferral of up to 100 percent of each participating Nonemployee Director's annual retainer fee. Benefit payment amounts related to retainer fees deferred, to interest accrued at seniority-based rates, and to age at the time of deferral. For the year ended December 31, 1994, interest accrued relative to amounts deferred under the Nonemployee Directors Plan was $54,788.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the cash and certain other compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("Named Executive Officers"), as of December 31, 1994, for the years ended December 31, 1992, 1993, and 1994:

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------


                             ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                      ----------------------------------   -------------------------------------------------
                                                                    AWARDS
                                                             ---------------------
                                                                          SECURITIES  PAYOUTS   ALL OTHER
                                              OTHER ANNUAL RESTRICTED     UNDERLYING  -------    COMPEN-
NAME AND PRINCIPAL         SALARY      BONUS  COMPENSATION   STOCK       OPTIONS/SARS   LTIP     SATION
   POSITION(1)     YEAR      ($)        ($)      ($)(2)   AWARD(S)($)(3)    (#)(4)    PAYOUTS($) ($)(5)
       (A)         (B)       (C)        (D)       (E)          (F)           (G)        (H)       (I)
- -------------------------------------------------------------------------------------------------------
Dennis R. Hendrix. 1994         --         --    19,411            --           --         --    49,451
                   1993         --         --    23,578      6,525,000(6)       --         --    55,532
                   1992         --         --    23,087            --           --         --    60,560

Paul M. Anderson.. 1994    340,000    191,964        --            --           --         --    69,424
                   1993    337,917    160,153        --            --      250,000         --    61,066
                   1992    315,000    160,000    53,909            --           --         --    35,712

George L. Mazanec. 1994    340,000    189,414        --            --           --    198,413    97,111
                   1993    336,667    177,710        --            --      250,000    203,644    76,851
                   1992    297,917    175,000        --            --           --     99,388    41,162

James B. Hipple... 1994    277,917    125,910        --            --           --     64,998    71,682
                   1993    253,750    113,016        --            --           --     66,644    63,104
                   1992    238,333    112,500        --            --           --     53,786    49,064

Carl B. King...... 1994    255,000    135,333        --            --       15,000     64,998    33,714
                   1993    253,833    103,709        --            --           --     67,744    31,485
                   1992    241,000    103,630        --            --           --     53,786    13,008
- -------------------------------------------------------------------------------------------------------

(1) The principal positions of Messrs. Hendrix, Anderson, and Mazanec are described on pages 2, 3 and 4. Mr. King is Senior Vice President and General Counsel of the Company and TEC. Mr. Hipple is Senior Vice President and Chief Financial Officer of the Company, Associated, PEPL, TEC, TETCO, and Trunkline Gas Company.

(2) Pursuant to rules on executive and director compensation disclosure adopted by the SEC, Other Annual Compensation is reportable if, in the aggregate, the components thereof exceed the lesser of $50,000 or 10 percent of the sum of the Named Executive Officer's salary and bonus. Each component thereof that exceeds 25 percent of the total for each Named Executive Officer for whom disclosure is required must be identified. Accordingly, the amounts reported in column (e) include:


                                       USE OF COMPANY AIRCRAFT        REIMBURSED MOVING EXPENSES
                                     ---------------------------     ---------------------------
                                      1992      1993      1994        1992      1993      1994
                                     -------   -------   -------     -------   -------   -------
    Mr. Hendrix....................  $18,300   $19,203   $15,980          --        --        --
    Mr. Anderson...................       --        --        --     $43,452        --        --

(3) In March 1991, Mr. Anderson was awarded 40,000 shares of restricted Common Stock under the terms of the 1990 LTIP. These shares were initially restricted as to the transfer of ownership, with such restriction being removed on 10,000 shares on March 1 of each year, beginning on March 1, 1992, and continuing through March 1, 1995. At December 31, 1994, Mr. Anderson's aggregate restricted stock holdings were 10,000 shares, which, based on the fair market value at that date, would be valued at

    $196,875. Mr. Anderson received dividends payable to holders of record of Common Stock on the restricted shares.

(4) In December 1991, the Compensation Committee granted 126 executives and management employees, including Messrs. Anderson, Mazanec, King, and Hipple, options to purchase 778,500 shares of Common Stock, together with an equivalent amount of EPS Performance Units. Stock options for 40,500 shares of Common Stock, together with an equivalent number of EPS Performance Units, were also granted in April 1992 to seven executives and management employees; 12,000 options and EPS Performance Units were granted to one executive in July 1992; 41,000 options and EPS Performance Units were granted to eight management employees in January 1993; in December 1993, Messrs. Anderson and Mazanec each were granted options to purchase 250,000 shares of Common Stock, together with an equivalent number of EPS Performance Units; in January 1994, 129 executive and management employees were granted options to purchase 324,300 shares, together with an equivalent number of EPS Performance Units; and in January 1995, 847,000 options and EPS Performance Units were granted to 178 executives and management employees. Each EPS Performance Unit creates a credit to an employee's EPS Performance Unit account when earnings per share exceed a threshold, which was $0.80 per share for awards made in 1991 and 1992, $1.10 for awards made in January 1993, $1.50 for awards made in December 1993 and January 1994, and $1.61 for awards made in January 1995. When earnings for a calendar year (exclusive of certain special items) exceed the threshold, the excess amount is credited to the employee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance Units or shall be paid two years after the underlying options expire, usually 10 years from the date of grant. Under the agreements for such stock options, the options become exercisable in equal installments over periods of one, two, and three years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

(5) Pursuant to rules on executive and director compensation disclosure adopted by the SEC, amounts reported for the last completed fiscal year shall be identified and quantified in a footnote. Accordingly, amounts reported for 1994 include (a) amounts credited by the Company for the Named Executive Officers under the ESP and under the Panhandle Eastern Corporation Key Employees Deferred Compensation Plan ("KED"), an unfunded, defined contribution plan that allows eligible employees, including Messrs. Anderson, Mazanac, Hipple and King, to elect deferral of base salary and bonus, and receive matching company contributions and interest credits, whenever, and to the extent that, their participation in the ESP is limited by provisions of the Internal Revenue Code, (b) that portion of interest credits on deferred compensation amounts that are considered, pursuant to rules promulgated by the SEC, to be at above-market rates, (c) the value of EPS Performance Units credited to EPS Performance Unit accounts of the Named Executive Officers in 1994, and (d) the imputed value of premiums paid by the Company for insurance on the Named Executive Officers' lives (none of the Named Executive Officers has any cash value rights related to such insurance).

                                                           INTEREST                            VALUE OF
                                                           AT ABOVE       VALUE OF EPS      LIFE INSURANCE
                                              ESP/KED    MARKET RATES   PERFORMANCE UNITS      PREMIUMS
                                              --------   ------------   -----------------   --------------
     Mr. Hendrix............................. $     0      $ 35,166          $     0           $ 14,285
     Mr. Anderson............................  33,010        12,605           22,800              1,009
     Mr. Mazanec.............................  28,474        37,113           22,794              8,730
     Mr. Hipple..............................  25,802        21,660           15,196              9,024
     Mr. King................................  15,783            81           15,200              2,650

(6) In November 1990, Mr. Hendrix and the Company entered into an agreement whereby he would receive no salary for 1991, 1992, and 1993. Instead, Mr. Hendrix was awarded 300,000 shares of restricted Common Stock under the terms of the 1990 LTIP as compensation for that period. Mr. Hendrix received dividends payable to holders of record of Common Stock on the restricted shares. These shares were initially restricted as to the transfer of ownership, with such restrictions being removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. The value of the 300,000 restricted shares, based on the fair market value of the Company's Common Stock as reported on The New York Stock Exchange Composite Reporting System on November 12, 1990, which was $11.00 per share, was $3,300,000. Based on the December 30, 1994, fair market value of $19.6875 per share, the 300,000 restricted shares would be valued at $5,906,250. Effective February 24, 1993, the agreement with Mr. Hendrix was amended to extend the term through November 1996 and to award him an additional 300,000 shares of restricted Common Stock in lieu of salary for the period November 1993 through November 1996. The restrictions, and the removal thereof, were the same as for the 1990 award, and Mr. Hendrix receives dividends payable to holders of record of Common Stock on these restricted shares. In December 1993 this award was amended to provide for the accelerated removal of restrictions in that month on 200,000 shares. It was provided that the restrictions on the remaining 100,000 shares would be removed as follows: 36,000 shares in quarterly installments of 9,000 shares each in 1994, 34,000 shares in quarterly installments of 8,500 shares each in 1995, and 30,000 shares in quarterly installments of 7,500 shares each in 1996. The full amount reported in the table for 1993 represents the value of the 300,000 restricted shares based on the fair market value of the Company's Common Stock on February 24, 1993, which was $21.75. Based on the December 30, 1994, fair market value, these 300,000 shares also would be valued at $5,906,250. At December 31, 1994, Mr. Hendrix's aggregate remaining ownership of restricted stock was 64,000 shares, with a fair market value of $1,260,000.

STOCK OPTION/SAR GRANTS IN 1994

     The following table shows all grants of stock options to the Named Executive Officers in 1994. No SARs were granted to any Named Executive Officer in 1994 nor were the exercise prices on stock options previously awarded to any of them amended or adjusted.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -----------------------------------------------------------------------------------------------
                                                                                    GRANT DATE
                                INDIVIDUAL GRANTS                                     VALUE
- -----------------------------------------------------------------------------------------------

                                             PERCENT OF
                                               TOTAL
                                NUMBER OF     OPTIONS/
                                SECURITIES  SARS GRANTED                            GRANT DATE
                                UNDERLYING  TO EMPLOYEES EXERCISE OR                 PRESENT
                               OPTIONS/SARS      IN       BASE PRICE   EXPIRATION    VALUE(2)
             NAME               GRANTED(#)  FISCAL YEAR     ($/SH)        DATE          $
              (A)                  (B)          (C)          (D)          (E)          (F)
- -----------------------------------------------------------------------------------------------
Mr. Hendrix....................      0          0            0            N/A           0
Mr. Anderson...................      0          0            0            N/A           0
Mr. Mazanec....................      0          0            0            N/A           0
Mr. Hipple.....................      0          0            0            N/A           0
Mr. King.......................    15,000(1)    5          $24.25      1-25-04       97,485
- -----------------------------------------------------------------------------------------------

(1) On January 26, 1994, the Board of Directors granted stock options to purchase 324,300 shares to 129 management employees, including Mr. King, at an exercise price of $24.25, which was the fair market value of the Common Stock on the date of grant. Options for 66,000 of such shares were incentive stock options vesting in one-third increments commencing one year from the date of grant. The remainder, including those granted to Mr. King, were nonqualified stock options vesting one year from the date of grant. The options have a ten year term. The grants include the award of an equivalent number of EPS Performance Units, but do not include SARs. Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share, exclusive of certain special items, exceed a threshold. For the January 26, 1994 grant, the threshold is $1.50. When earnings for a calendar year, beginning with 1994, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance of the account may be used to exercise the stock options or it shall be paid two years after the expiration of the options. The options may also be exercised by normal means once vesting requirements are met.

(2) Grant date present values are based on the Black-Scholes option valuation model. The key input variables used in valuing the options were: risk-free interest rate - 6.25 percent; dividend yield - 4.96 percent; stock price volatility - .33; option term - ten years. The Standard and Poor's Compustat Database was used and the volatility variable reflected 36 months of stock price trading data. No adjustments for non-transferability or risk of forfeiture were made. The actual value, if any, a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

EXERCISES OF STOCK OPTIONS IN 1994 AND YEAR-END OPTION VALUES

     The following table provides information concerning the stock options exercised by each of the Named Executive Officers during 1994 and the value of unexercised stock options to the Named Executive Officers as of December 31, 1994. The value assigned to each unexercised, "in the money" stock option is based on the positive spread between the exercise price of such stock option and the fair market value of the Common Stock on December 31, 1994. The fair market value is the average of the high and low prices of a share of Common Stock on that date as reported on The New York Stock Exchange, Inc., Composite Transactions Reporting System. In assessing the value, it should be kept in mind that no matter what theoretical value is placed on a stock option on a particular date, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date. That future value will depend in part on the efforts of the Named Executive Officers to foster the future success of the Company for the benefit of all stockholders.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

- -----------------------------------------------------------------------------------------------
                                                           NUMBER OF SECURITIES    VALUE OF
                                                                UNDERLYING        UNEXERCISED
                                                               UNEXERCISED       IN-THE-MONEY
                                                             OPTIONS/SARS AT     OPTIONS/SARS
                                    SHARES                      FY-END (#)       AT FY-END ($)
                                 ACQUIRED ON     VALUE         EXERCISABLE/      EXERCISABLE/
              NAME               EXERCISE(#)  REALIZED($)     UNEXERCISABLE*     UNEXERCISABLE
               (A)                   (B)          (C)              (D)                (E)
- -----------------------------------------------------------------------------------------------
Mr. Hendrix......................     0           0                0/0                0/0
Mr. Anderson.....................     1,478      13,210      108,633/166,667       88,775/0
Mr. Mazanec......................     1,392      12,441      110,219/166,667       89,060/0
Mr. Hipple.......................       928       8,178       17,924/0             22,084/0
Mr. King.........................     6,667      58,753        6,667/15,000        59,373/0
- -----------------------------------------------------------------------------------------------

* Future exercisability of currently unexercisable stock options depends on the grantee remaining employed by the Company throughout the vesting period of the options, subject to provisions applicable at retirement, death, or total disability. The unexercisable options vest and become exercisable on the following schedule:

                                                       JANUARY 26,     DECEMBER 1,     DECEMBER 1,
                                                          1995            1995            1996
                                                       -----------     -----------     -----------
    Mr. Anderson.....................................         --          83,333          83,334
    Mr. Mazanec......................................         --          83,333          83,334
    Mr. Hipple.......................................         --              --              --
    Mr. King.........................................     15,000              --              --

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

     In November 1990, Mr. Hendrix and the Company entered into a five-year employment agreement pursuant to which he received no salary for the first three years of his employment. Instead, he was awarded 300,000 shares of Common Stock under the terms of the 1990 LTIP, which shares were initially restricted as to the transfer of ownership. Such restriction was removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. Mr. Hendrix received dividends on the restricted shares. The restriction would have terminated early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than cause (as defined), or change in control of the Company.

     Effective February 24, 1993, the employment agreement with Mr. Hendrix was amended to extend the term through November 1996. The amendment provides that Mr. Hendrix will continue to receive no salary for the three years from November 1993 through November 1996. Instead, he was awarded an additional 300,000 shares of Common Stock on the same terms and subject to the same restrictions as those described above, with restrictions being removed at the rate of 25,000 shares every three months, beginning in February 1994. Mr. Hendrix began receiving dividends on the additional shares in December 1993.

     On January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") became effective. Certain provisions of the Budget Act would have denied to the Company a tax deduction for a substantial portion of compensation expenses related to Mr. Hendrix in 1994, 1995, and 1996. In order to preserve the deduction, on December 20, 1993, the agreement was amended again to provide for the restrictions on 200,000 shares to be removed immediately and for the restrictions on the remaining shares to be removed over the next 36 months. Based on certain assumptions as to stock price, preserving the deduction was estimated to result in tax savings to the Company of approximately $1.8 million.

     In addition to the restricted shares, Mr. Hendrix participates in the welfare plans available to employees generally; however, to the extent permitted by law, he has waived and relinquished his right to participate in the ESP, the Retirement Income Plan, and certain other plans available to Company employees and executives.

     The Company and Mr. Mazanec entered into a five-year employment agreement in November 1989 which set a minimum base salary of $250,000 per year. In addition to maintaining certain non-qualified retirement benefits to which he was entitled as an executive of TEC, the agreement provides Mr. Mazanec a supplemental lump sum cash benefit of $750,000 plus 8 percent interest compounded semi-annually from November 1, 1989, payable within 30 days of his termination from the Company for any reason. If Mr. Mazanec terminates employment due to a material breach of the agreement by the Company which is not remedied within 30 days after written notice by Mr. Mazanec, or if the Company terminates the agreement without cause, the Company also will pay him, in a lump sum, base pay and incentive compensation projected through the employment period, as well as providing him an extension of welfare plan benefits through the employment period. Effective November 1, 1992, the Company and Mr. Mazanec entered into an amendment to the employment agreement, extending the period of employment covered by the agreement through October 31, 1996.

     On March 1, 1991, the Company and Mr. Anderson entered into an employment agreement, the primary term of which originally was to expire on December 31, 1993. Unless either party serves notice of termination, on December 31 of each year, the term is automatically extended for an additional one-year period. On December 31, 1991, 1992, 1993 and 1994, the primary term was automatically extended through December 31, 1994, 1995, 1996 and then 1997, respectively. The Company may terminate the agreement for cause, death, or disability. Under such circumstances, or if Mr. Anderson terminates the agreement for other than good reason (as defined), Mr. Anderson or his estate will be paid base pay and incentive compensation earned for that fraction of the year which he was actually employed. If the agreement is terminated by Mr. Anderson for good reason, or by the Company for reasons other than cause, death, or disability, Mr. Anderson will receive in a lump sum the present value of his base pay and incentive compensation projected through the employment period, as well as an extension of welfare plan benefits through the employment period.

     Effective March 1, 1991, Mr. Anderson was awarded 40,000 shares of restricted Common Stock under the terms of the 1990 LTIP. These shares were initially restricted as to the transfer of ownership, with such restriction being removed on 10,000 shares on March 1 of each year, beginning on March 1, 1992, and continuing through March 1, 1995, provided Mr. Anderson remained in the employ of the Company during that period. The restriction would have terminated early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than cause (as defined), or change in control of the Company. Mr. Anderson received dividends payable to holders of record of Common Stock on the restricted shares.

     The Company's Executive Severance Program ("Program") provides that in the event of a "change in control," as defined in the agreements entered into between the Company and the participants in the Program, such participants will have certain benefits provided to them in the event of the termination of their employment within three years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement of the executive, (ii) by the Company or its subsidiaries for "cause" (as defined) or disability, or (iii) by the executive other than for "good reason" (as defined). Generally, benefits include a lump-sum cash payment equal to two and one-half times the average of the participant's annual compensation for the five years preceding the change in control (including deferred amounts, bonuses, and employer contributions to the ESP); cash payment for the participant's account in the ESP; a continuation of various medical, insurance, and certain other benefits for a period of two and one-half years; and a lump-sum cash payment, at termination, equal to the present value of the additional retirement benefits the participant would have received as a result of two and one-half years additional service. The aggregate of each participant's benefits, when combined, will not exceed three times the "base amount" (as defined in the Internal Revenue Code). In consideration of these benefits, the participant agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company, and to continue to render services commensurate with the participant's position, until such person has abandoned or terminated efforts or the change in control has occurred. The participant also agrees to retain in confidence all of the confidential business information of the Company or its subsidiaries known to the participant. The Program presently covers four executive officers of the Company, including Messrs. Hipple and King.

     The Company's Change in Control Severance Pay Plan ("Severance Plan") is available for all employees of the Company and certain of its subsidiaries, except those employees covered by an agreement under the Executive Severance Program or a collective bargaining agreement. The Severance Plan provides a number of severance benefits for eligible employees, which would be triggered by certain specific events occurring subsequent to a "change in control" (as defined) of the Company. In addition to the variable cash payments provided for in the Severance Plan, eligible employees and dependents would receive, at no cost to the employee, six months' continuation of medical and dental benefits at the current benefit level, or at the benefit level immediately prior to the change in control, whichever is greater. As of December 31, 1994, no benefits had been provided under the Severance Plan.

PENSION PLAN

     The Company's qualified retirement plan provides benefits, expressed in the form of a single life annuity commencing at normal retirement date (age 65, or, if later, the fifth anniversary of participation in the retirement plan) based on a benefit formula that, in part, uses final five-year average pay, which considers the regular compensation of the participant, including overtime payments, bonus payments, and some forms of deferred compensation.

     Qualified retirement plan benefits may be subject to statutory limitations if the participant receives compensation in excess of a maximum, is covered by other qualified plans, if benefits are paid before social security retirement age, if the participant has less than 10 years of plan participation, or if benefits are paid in a more valuable form than a single life annuity. Benefits are not reduced by the amount of any social security payments received by the participant. When qualified plan benefits are limited by statute, non-qualified plans restore certain benefits for participants covered by the non-qualified plans to a level which would have been available if such statutory limits did not exist.

     The table below shows the estimated annual benefits payable at age 65 under the qualified and non-qualified retirement plans at various levels of final average compensation and assuming various years of benefit accrual service (dollars in thousands):

                               PENSION PLAN TABLE

                                                                 YEARS OF SERVICE
                                                       ------------------------------------
                        REMUNERATION                    15      20      25      30      35
        --------------------------------------------   ----    ----    ----    ----    ----
          $200......................................   $ 46    $ 62    $ 77    $ 93    $108
           300......................................     70      94     117     141     164
           400......................................     94     126     157     189     220
           500......................................    118     158     197     237     276
           600......................................    142     190     237     285     332

     The years of benefit accrual service for each Named Executive Officer, except Mr. Hendrix, who does not participate in the plan, are as follows: Paul
M. Anderson, 16; Carl B. King, 4; James B. Hipple, 37; and George L. Mazanec, 7. The covered compensation is the sum of the salary and bonus reported in the Summary Compensation Table on page 10.

     In connection with the 1989 acquisition of TEC by the Company, the TEC Retirement Plan was amended to offer enhanced early retirement benefits to active employees age 50 or older whose primary work location was in the headquarters office. Mr. Hipple was among those employees eligible for these enhanced retirement benefits. The Company entered into a contract with Mr. Hipple in 1989 under which, in consideration of his agreement to remain in the employ of the Company through December 1992, the Company agreed to pay him the actuarial equivalent of the enhanced retirement benefits which he lost by not exercising his option to retire early. During 1992, the Board of Directors extended the effectiveness of this contract until Mr. Hipple retires.

C. BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed exclusively of Nonemployee Directors, is responsible for, among other things, the Company's executive compensation programs. The following is the report of the Compensation Committee on compensation policies regarding executive officers and the basis of compensation actions it has taken.

     The objectives of the Company's executive compensation programs remain (i) to attract and retain executive officers and key employees who provide valuable experience and skills to the Company and who contribute materially on a consistent basis to its long term success, and (ii) to support and reward individual and team performance that increases stockholder value. With those objectives in mind, the executive compensation programs are administered to provide compensation based on these principles:

          1. Competitive Compensation Opportunities. The executive compensation programs are intended to provide total compensation (consisting of base salaries, annual cash incentive opportunities, and long-term incentive opportunities) that is competitive with the average total compensation offered other executives employed by companies of similar size, complexity, and line of business. Therefore, each year the Compensation Committee considers data from surveys, proxy statements, independent compensation consultants, and those peer group companies listed in the Stockholder Return graphs in Section D, below.

          2. Performance-Based Pay. Payouts from the short- and long-term compensation programs in which executive officers and key employees participate are designed to reflect and be contingent on the achievement of both group and individual annual performance goals.

DESCRIPTION OF THE CURRENT EXECUTIVE COMPENSATION PROGRAM

     Base Salaries. The base salaries of the Company's executive officers, other than the Chief Executive Officer, are consistent with average comparable base salaries determined from the data described above.

Executive officer base salaries are reviewed annually by the Compensation Committee and revised, if appropriate, based on factors which include individual performance and general levels of comparable salary increases. At its most recent meeting in January 1995, the Compensation Committee approved increases to the base salaries of most executive officers and key employees, in order to keep total compensation opportunities at competitive levels and to reflect individual performance.

     Annual Cash Incentive Opportunities. The Compensation Committee administers the Annual Cash Bonus Plan ("ACBP") which permits the granting of cash incentive compensation awards. The ACBP requires the Compensation Committee annually to establish administrative guidelines to define who may earn an incentive award, what performance is required to earn it, and how much may be earned. Guidelines effective for 1994 called for the Chief Executive Officer to recommend, and the Compensation Committee to approve, an annual bonus opportunity for each participant. This opportunity, or "target," is expressed as a percentage of base salary and is determined by the Compensation Committee's judgment of the direct or indirect impact each individual could have on the Company's performance, as measured by operating income. Depending on performance, executive officers could receive up to 125 percent of the bonus target. Of the twelve executive officers of the Company in 1994, eleven were participants in the ACBP. Mr. Hendrix is not a participant.

     In 1994, each of the executive officers, in consultation with the Chief Executive Officer, established six to ten specific personal objectives. These personal objectives were primarily directed toward development of new services, market expansion, cost control and increasing returns on the Company's rate base. Fifty percent of each executive officer's 1994 bonus was determined by the degree to which, in the opinion of the Chief Executive Officer and the Compensation Committee, the executive officer achieved his or her personal objectives. Further, each business unit established operating income objectives approved by the Compensation Committee, and fifty percent of each executive officer's bonus was contingent upon achievement of those objectives. If any one business unit failed to reach a minimum level of income established in the guidelines, the executive officer would receive no compensation for the proportion of the bonus contingent upon that business unit's results. In 1994, five business units met or exceeded their target operating income objectives and two did not. All of the eleven participating executive officers exceeded 100 percent of their personal objectives.

     Long Term Incentive Opportunities. Through the 1990 LTIP and 1994 LTIP, which were approved by the stockholders in April 1990 and 1994, respectively, the Compensation Committee has the flexibility to structure long-term awards to meet particular business needs. To date, four types of awards have been made under the 1990 LTIP and two types of awards have been made under the 1994 LTIP:

     A.  1990 LTIP

          1. Restricted Stock. Since 1990, the Compensation Committee has awarded 640,000 shares of stock that is restricted as to transferability to two executive officers. Mr. Hendrix received grants of 300,000 shares of restricted stock in both 1990 and 1993 in lieu of salary, bonus, and certain employee benefits. Mr. Anderson received a grant of 40,000 shares of restricted stock in 1991. Restrictions were removed as vesting requirements were met. The purpose of these awards was to make the recipients' compensation substantially contingent on stock price and dividend yield and to ensure significant share ownership.

          2. Conditional Stock. This form of award was employed in November 1990 and January and April 1991 when the Company's management team was being assembled following the merger of the Company and TEC and in conjunction with the Company's reorganization into distinct business units. The awards, made to grantees that included Messrs. Mazanec, Hipple, and King, as well as other officers of the Company, were for the purpose of focusing the recipients' attention on long-term objectives by adding, through the ownership of Common Stock, a meaningful long-term incentive opportunity that previously did not exist. Conditional stock awards vested and were distributed in scheduled annual installments within four to six years of grant. Recipients were paid dividend equivalents in cash on unvested, undistributed shares. These awards were designed for a unique purpose and time, and the Compensation Committee has no plans to make additional conditional stock awards.

          3. Stock Options. Stock options have been granted to executive officers and others by the Compensation Committee at various times since the inception of the 1990 LTIP, as the primary vehicle for providing long-term incentive opportunities to executive officers. Under the 1990 LTIP, options were granted to individuals no more than every three years, except where promotions or changes in responsibility, in the opinion of the Compensation Committee, called for an exception. The number of stock options granted was determined through a process which, first, utilized survey data to determine the annualized value of long term incentive grants made to other executives and management employees in the Company's compensation data base ("target value"). Next, the Black-Scholes stock option pricing model was used to calculate a ratio which, when multiplied by the exercise price of the option, produced an expected present value of the option. Finally, the number of options required to make a competitive long-term grant was calculated by dividing the target value by the expected present value of a single option. The result of this equation, expressed as a number of options, could be adjusted by the Compensation Committee depending upon the grant recipient's qualitative and quantitative performance, the size of stock option grants awarded the recipient in the past, and expectations of future performance. In January 1994, 129 executive and management employees, including Mr. King, were granted options under the 1990 LTIP to purchase 324,300 shares.

          4. EPS Performance Units. Although stock options are the primary vehicle for long-term incentive opportunities for executive officers, the Compensation Committee considers them insufficient for the purpose of rewarding specific management actions that enhance earnings and stockholder return. Therefore, the Compensation Committee has granted EPS Performance Units in conjunction with stock options to further encourage stock ownership by executive officers and key employees and to strengthen the linkage among financial performance, stockholder return, and long-term incentives. One EPS Performance Unit was granted in conjunction with each stock option awarded in January 1994. Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share has exceeded a threshold, which, for grants made in January 1994, was $1.50. When earnings for a calendar year, exclusive of certain special items, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance Units or it will be paid two years after the underlying options expire, usually ten years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

     B.  1994 LTIP

          1. Stock Options. In January 1995, the Compensation Committee granted stock options to executive officers and others under the 1994 LTIP. While in recent years the general rule has been to grant stock options to individuals no more than every three years, the Compensation Committee in 1995 has changed to an annual grant frequency in order to reflect competitive trends toward annual grants. The method used to determine the number of stock options granted and the present value of the options is the same as described for stock option grants under the 1990 LTIP. In January 1995, 178 executive and management employees were granted options under the 1994 LTIP to purchase 847,000 shares.

          2. EPS Performance Units. As with the 1990 LTIP, in January 1995, the Compensation Committee granted to each participant in the January 1995 stock option grant, a number of EPS Performance Units equal to the number of stock options granted. The threshold for calculating credit to the grantee's EPS Performance Unit account was $1.61 per share for these grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee took no action in 1994 regarding the Chief Executive Officer's compensation. However, in February 1993 the employment agreement between the Company and Mr. Hendrix was amended to extend its term for one additional year through November 1996 and to establish an appropriate amount of compensation for the final three years of the agreement, the compensation for which had not previously been established. The amendment provided that Mr. Hendrix would continue to receive no salary or bonus for the three years from November 1993 through November 1996. Instead, as in the first three years of the employment agreement, his compensation would be in the form of restricted Common Stock. Considering the market price of the Common Stock on the date of amendment of the agreement, and the total compensation of other chief executive officers in the natural gas pipeline industry (including those peer group companies used in the Stockholder Return Comparisons in Section D hereof), the Compensation Committee, with the aid of an independent compensation consultant, concluded that the appropriate grant should be 300,000 shares, with restrictions on transferability being removed on 25,000 shares every three months, beginning in February 1994. Mr. Hendrix receives dividends payable to stockholders of record of Common Stock on the restricted shares. The Compensation Committee believes that the value of Mr. Hendrix's compensation is approximately at the average of that for the chief executive officers of the peer group companies.

     Provisions of the Budget Act enacted after the amendment date, generally remove the Company's ability to deduct compensation expense in excess of $1 million paid to any of the five highest paid executives, including the Chief Executive Officer, in any year beginning in 1994 unless such compensation is "performance-based" as defined by the Budget Act. Although the award to Mr. Hendrix was set at a competitive level and by its nature achieves the ultimate goal of aligning management and stockholder interests, the terms of the award did not meet the legal definition of "performance-based" compensation under the Budget Act. In the Company's opinion, compensation in excess of $1 million paid to Mr. Hendrix under the terms of the agreement would not have been deductible beginning in 1994 and could have resulted in increased tax cost to the Company of approximately $1.8 million during the period 1994 through 1996.

     In light of these changes in tax treatment of executive compensation, at its December 20, 1993 meeting, the Compensation Committee reaffirmed its decision to compensate Mr. Hendrix solely with restricted stock. However, due to the significant potential tax cost of the original agreement, the Compensation Committee elected to accelerate the removal of restrictions on 200,000 shares into 1993 when the compensation realized by Mr. Hendrix remained fully deductible by the Company. Restrictions on 36,000 shares were removed in quarterly installments of 9,000 shares each during 1994. Restrictions on the remaining 64,000 shares of the award will be removed as follows: 34,000 shares in quarterly installments of 8,500 shares each in 1995, and 30,000 shares in quarterly installments of 7,500 shares each in 1996.

     The Compensation Committee intends to continue to structure compensation programs that reward performance while preserving maximum deductibility of all compensation awards. It is not anticipated that compensation realized by any officer under programs now in effect will, in the immediate future, result in any material loss of tax deductions under the Budget Act.

                   THE COMPENSATION & ORGANIZATION COMMITTEE:

       CHARLES W. DUNCAN, JR., CHAIRMAN                     WILLIAM T. ESREY
                 ROBERT CIZIK                              LEO E. LINBECK, JR.
               HARRY E. EKBLOM                              RALPH S. O'CONNOR

D. STOCKHOLDER RETURN COMPARISON

     SEC rules require that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. This information is set forth on the graph below, which covers the period from year-end 1989 through year-end 1994. The Company has chosen the Dow Jones Pipeline Group for its peer comparison. The Dow Jones Pipeline Group includes Coastal Corp., El Paso Natural Gas Company, Enron Corp., Enserch Corp., Sonat, Inc., Transco Energy Co., Williams Companies, and the Company.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                  RETURN* AMONG PANHANDLE EASTERN CORPORATION,
               S&P 500 STOCK INDEX, AND DOW JONES PIPELINE GROUP

          (* Total return assumes quarterly reinvestment of dividends)

 Measurement Period                     Panhandle       Dow Jones
(Fiscal Year Covered)                    Eastern        Pipelines        S&P 500
       12/89                              $100.0          $100.0         $100.0
       12/90                              $ 42.9          $ 81.6         $ 96.9
       12/91                              $ 58.0          $ 79.6         $126.4
       12/92                              $ 66.8          $ 98.4         $136.1
       12/93                              $ 98.2          $123.9         $149.8
       12/94                              $ 84.8          $123.1         $151.7

     The next graph compares the cumulative stockholder return of the Company with the same indexes, but over a four-year period from year-end 1990 through year-end 1994, the period roughly coinciding with the tenure of the Company's current senior management team.

             COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURN* AMONG
   PANHANDLE EASTERN CORP., S&P 500 STOCK INDEX, AND DOW JONES PIPELINE GROUP

          (* Total return assumes quarterly reinvestment of dividends)

 Measurement Period                     Panhandle     Dow Jones
(Fiscal Year Covered)                    Eastern      Pipelines        S&P 500
       12/90                             $100.0        $100.0          $100.0
       12/91                             $135.0        $ 97.5          $130.5
       12/92                             $155.7        $120.5          $140.4
       12/93                             $228.7        $151.7          $154.6
       12/94                             $197.4        $150.8          $156.6

     There can be no assurance that the Company's cumulative total return will continue into the future with the same or similar trends depicted in the graphs above.

E. COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, based on information furnished to it and contained in the reports filed pursuant to Rule 16a-3 of the Securities Exchange Act of 1934, as well as written representations that no other reports were required, all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1994.

F. OTHER MATTERS

INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick") served as the Company's independent auditor during 1994, and was again appointed by the Board to serve in that capacity for 1995. Representatives of Peat Marwick will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

OTHER MATTERS BEFORE THE MEETING

     It is not expected that any other matters will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend the Annual Meeting in person, are urged to mark, sign, date, and return the accompanying form of proxy in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDERS OF THE BOARD OF DIRECTORS,


                                                /s/   ROBERT W. REED
                                          ------------------------------------
                                                      Robert W. Reed
                                                        Secretary

Dated: March 13, 1995
Houston, Texas

                             [Recycled Paper Logo]

- --------------------------------------------------------------------------------
[PANHANDLE EASTERN LOGO]

                       PROXY          PLEASE MARK
   P.O. Box 1642                      VOTE / / OR /X/
   Houston, Texas
   77251-1642


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 1995

          As evidenced by the signature(s) on the reverse side hereof, the undersigned hereby appoints James B. Hipple, Carl B. King, and Robert W. Reed, and any one of them, as Proxies, each with full power of substitution, to represent and vote all shares of the Common Stock of Panhandle Eastern Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the J.W. Marriott Hotel, 5150 Westheimer, Houston, Texas, on April 26, 1995, at 10:00 A.M., and at any adjournments thereof, with all powers the undersigned would possess if personally present. This card also provides voting instructions for shares, if any, held in the Company's Dividend Reinvestment and Stock Purchase Plan and, if applicable, shares held in the various employee benefit plans.

      ITEM 1--ELECTION OF DULY NOMINATED DIRECTORS (THREE YEAR TERMS)

          Nominees:       Charles W. Duncan, Jr.,               FOR ALL NOMINEES            WITHHELD
                          Harry E. Ekblom,                      (EXCEPT AS MARKED          (AS TO ALL
                          Dennis R. Hendrix, and                 TO THE CONTRARY            NOMINEES)
                          Ralph S. O'Connor                       AS PROVIDED)
                                                                       / /                     / /

      (To withhold authority to vote for any individual nomi-nee write that nominee's name in the space provided below)

       -------------------------------------------------------

      ITEM 2--ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE
              MEETING.

           (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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

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                        THIS PROXY WILL BE VOTED AS DIRECTED,
                        OR IF NO DIRECTION IS INDICATED
                           WILL BE VOTED "FOR" ITEM 1.


                                              Dated             , 1995
                                                   -------------
                                              -------------------------------
                                              SIGNATURE(S) OF STOCKHOLDER(S)


                                              -------------------------------
                                              SIGNATURE(S) OF STOCKHOLDER(S)


                                                                   When signing as attorney, executor,
                                                                   administrator, trustee, or guardian, or in
                                                                   other representative capacities, please give
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, MARK               your full title as such. A Proxy for shares
ANY ADDRESS CORRECTION, DATE, AND RETURN THIS PROXY                held in joint ownership should be signed by
USING THE ENCLOSED ENVELOPE.                                       EACH owner.

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